Exhibit 10.18
EMPLOYMENT AGREEMENT
          THIS AGREEMENT is entered into, effective this 31 day of March, 2007, by and between Apollo Group, Inc. (the “Company”), and Gregory Cappelli (the “Executive”) (hereinafter collectively referred to as “the parties”).
          WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to employ the Executive as described herein;
          WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment; and
          WHEREAS, the Executive desires to enter into this Agreement and to accept such employment;
          NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties hereby agree as follows:
     1. Term. The initial term of employment under this Agreement will be for the period commencing on April 2, 2007 (the “Commencement Date”) and ending on the fourth anniversary of the Commencement Date (the “Initial Term”); provided, however, that thereafter this Agreement will be automatically renewed from year to year, unless either the Company or the Executive will have given written notice to the other at least sixty (60) calendar days prior thereto that the term of this Agreement will not be so renewed (a “Notice of Non-Renewal”).
     2. Employment.
     (a) Position. The Executive will be employed as, and hold the title of, Executive Vice President, Global Strategy, and have primary responsibility for substantially expanding the Company’s global operations and enhancing the marketability of those operations. The Executive shall also function as Assistant to the Chair of the Board of Directors and shall, in that capacity, provide the Chair with the advice and operational skills necessary to deal with the investment community and carry out acquisitions, divestitures and capital transactions. The Executive will be given the authority needed to perform the duties and undertake the responsibilities assigned to his position. The Executive will be a member of the Chair’s Cabinet and shall be substantially involved in the Company’s major strategic decisions, as appropriate. The Executive will have the authority to hire appropriate personnel as may be needed to carry out his duties. The Executive will report to the Executive Chair of the Board of Directors. Should Dr. John Sperling cease for any reason to serve in such position, the Executive shall thereafter report directly to either the Executive Chair of the Board or the Company’s Chief Executive Officer, whichever of the two assumes the executive authority exercised by Dr. Sperling.
     (b) Obligations. The Executive shall devote his full business time and attention to the business and affairs of the Company. During the term of this Agreement, the Executive shall not engage in any other employment, service or consulting activity without the prior written approval of the Company’s Board of Directors. The foregoing, however, shall not preclude the Executive from (i) serving on any corporate, civic or charitable boards or committees on which the Executive is serving on the Commencement Date, provided those positions are listed in attached Schedule I, or on which he commences service following the Commencement Date with the prior written approval of the Board of Directors or (ii) managing personal investments, so long as such clause (i) and (ii) activities do not interfere with the performance of the Executive’s responsibilities hereunder.

     3. Base Salary and Bonus.
     (a) Base Salary. The Company agrees to pay or cause to be paid to the Executive an annual base salary at the rate of $500,000, less applicable withholding. This base salary will be subject to annual review and may be increased from time to time by the Compensation Committee of the Board of Directors (the “Compensation Committee”) upon consideration of such factors as the Executive’s responsibilities, compensation of similar executives within the Company and in other companies, performance of the Executive, and other pertinent factors. The Executive’s annual rate of base salary, as it may be increased from time to time, will be hereinafter referred to as the “Base Salary”. Such Base Salary will be payable in accordance with the Company’s customary practices applicable to its executives.
     (b) Bonus. For each fiscal year completed during the Term, the Executive will be eligible to receive an annual cash bonus (“Annual Bonus”) based upon individual and Company performance goals that are established in good faith by the Compensation Committee and that are reasonable in comparison to the individual and Company performance goals the Compensation Committee sets for the Company’s other executive officers, provided that the Executive’s target Annual Bonus will be no less than 100% of his Base Salary (the “Target Bonus”). The dollar amount of the Executive’s Target Bonus for fiscal year 2007 shall be prorated based on the portion of such year during which the Executive is employed by the Company.
     4. Equity Compensation Awards. In addition to the grants below, the Executive will be eligible during the Term for grants of equity compensation awards in accordance with the Company’s policies, as in effect from time to time. The grants below will be issued pursuant and subject to the terms of the Company’s 2000 Stock Incentive Plan, as amended and restated effective as of August 28, 2004 and as subsequently amended to expressly provide for the grant of restricted stock units (the “Incentive Plan”) and to the award agreements evidencing the grants, except that in the event of any conflict between the terms of the Incentive Plan or the award agreements and this Agreement, the terms of this Agreement will control:
     (a) Initial Stock Option Grant. On the third business day following the filing of all reports under the Securities and Exchange Act of 1934 required to make the Company current in its reporting obligations for the 2006 and 2007 fiscal years (the “Full Compliance Date”), the Executive will be granted stock options for 1,000,000 shares of Class A common stock with an exercise price equal to the closing selling price per share on the grant date and a maximum term of six (6) years (the “Initial Option Grant”).
     (b) Fiscal Year 2008 Equalization Grant. Upon the later of the third business day following the Full Compliance Date or the first business day of the Company’s 2008 fiscal year, the Executive will be granted stock options for that number of shares of Class A common stock (if any) determined pursuant to the formula provided in Exhibit A hereto. Any such option grant will have an exercise price equal to the closing selling price per share on the grant date and a maximum term of six (6) years (the “Equalization Grant”).
     (c) Fiscal Year 2008 Restricted Stock Unit Award. Upon the later of the third business day following the Full Compliance Date or the first business day of the Company’s 2008 fiscal year, the Executive will be granted restricted stock units covering that number of shares of the Company’s Class A common stock (rounded to next whole share) determined by dividing five million dollars ($5,000,000) by the closing price of the Class A common stock on the last trading day prior to the Commencement Date (the “Initial RSU Award’). Each restricted stock unit will represent the right to receive one share of such Class A common stock upon the vesting of that unit, subject to the Company’s collection of all applicable withholding taxes.

     (d) Vesting. The Initial Option Grant and any Equalization Grant will vest and become exercisable in a series of four successive equal annual installments upon the Executive’s completion of each year of employment with the Company over the four-year period measured from the Commencement Date (regardless of the actual grant date), and those grants will be subject to the vesting acceleration provisions set forth in Sections 8 and 11 of this Agreement. One-quarter of the total number of shares underlying the Initial RSU Award will vest and become immediately issuable, subject to the Company’s collection of the applicable withholding taxes, upon the Executive’s completion of each year of employment with the Company over the four-year period measured from the Commencement Date (regardless of the actual grant date). In addition, the Initial RSU Award will be subject to the vesting acceleration provisions of Sections 8 and 11 of this Agreement.
     (e) Shares to Be Registered; Stock Certificates. All shares issued to the Executive pursuant to his exercise of the Initial Option Grant and any Equalization Grant and the vesting of the Initial RSU Award will be registered under an appropriate and effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”).
     (f) The Company represents and warrants that this Agreement, the grants described in subsections (a), (b), and (c) above, and the terms of those grants have been authorized and approved by the Compensation Committee.
     (g) If, because of a delay in the Full Compliance Date, the grants described in subsections (a), (b) and (c) of this Section 4 are not made prior to the expiration of the six-month period measured from the Commencement Date, then the Executive shall be paid a special cash bonus in the amount of one million dollars ($1,000,000), subject to the Company’s collection of all applicable withholding taxes. In addition, the vesting schedule for the Initial Option Grant, any Equalization Grant and the Initial RSU Award shall, at such time as those grants are made, be accelerated so that each of those grants shall vest in a series of three successive equal annual installments upon the Executive’s completion of each year of employment with the Company over the three-year period measured from the Commencement Date (regardless of the actual grant date), and those grants will also be subject to the vesting acceleration provisions set forth in Sections 8 and 11 of this Agreement.
     (h) If, because of a delay in the Full Compliance Date, the grants described in subsections (a), (b) and (c) of this Section 4 are not made prior to the expiration of the twelve-month period measured from the Commencement Date, then the Executive shall be entitled to resign from the Company at any time within the succeeding thirty days and receive the following severance payments, subject to the Company’s collection of all applicable withholding taxes, provided the Executive executes and delivers to the Company a general release in the form of attached Exhibit B which becomes effective and enforceable under applicable law and complies with the restricted covenants set forth in Section 10 of this Agreement:
          (i) a lump sum cash payment in the amount of seven million dollars ($7,000,000), and
          (ii) a lump sum cash amount (if any) determined by multiplying (A) the amount (if any) by which the closing price per share of the Company’s Class A common stock on the expiration date of the twelve-month period measured from the Commencement Date (or if such date is not a business day, the immediately preceding business day) exceeds the closing price per share of such Class A common stock on the last trading day prior to the Commencement Date by (B) 500,000.
          Such severance payments shall be in lieu of any and all termination compensation under Section 8 of this Agreement.

     5. Emplovee Benefits. Provided he otherwise satisfies any applicable eligibility requirements for participation, the Executive will be entitled to participate in the welfare, retirement, perquisite, and fringe benefit plans, practices, and programs maintained by the Company and made available to senior executives generally and as may be in effect from time to time. The Executive’s participation in any such plans, practices and programs for which he satisfies the applicable eligibility requirements will be on the same basis and terms as are applicable to senior executives of the Company generally.
     6. Other Benefits.
     (a) Expenses. Subject to applicable Company policies, including (without limitation) the timely submission of appropriate documentation and expense reports, the Executive will be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing, or otherwise furthering the business or interests of the Company.
     (b) Office and Facilities. The Executive will be provided with appropriate offices in Chicago, Illinois and with such secretarial and other support facilities as are commensurate with the Executive’s status with the Company and adequate for the performance of his duties hereunder.
     (c) Vacation. During the Term, the Executive will be eligible for paid vacation in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally; provided, however, that the Executive will be eligible for no less than four weeks of paid vacation per year.
     7. Termination. Except for a Notice of Non-Renewal, as described in Section 1, the Executive’s employment hereunder may only be terminated in accordance with the following terms and conditions:
     (a) Termination by the Company without Cause. The Company will be entitled to terminate the Executive’s employment at any time by delivering a Notice of Termination to the Executive pursuant to Section 7(e); provided, however, that any termination of the Executive’s employment for Cause shall be governed by the provisions of Section 7(b).
     (b) Termination by the Company for Cause.
          (i) The Company may terminate the Executive’s employment hereunder for “Cause” (as defined below) by delivering to him a Notice of Termination. For purposes of the foregoing, any of the following shall constitute grounds for terminating the Executive’s employment for Cause: (A) the Executive’s pleading “guilty” or “no contest” to, or his conviction of, a felony or any crime involving moral turpitude, (B) his commission of any act of fraud or any act of personal dishonesty involving the property or assets of the Company intended to result in substantial financial enrichment to the Executive, (C) a material breach by the Executive of one or more of his obligations under Section 9 of this Agreement or his Proprietary Information and Inventions Agreement with the Company, (D) a material breach by the Executive of any of his other obligations under this Agreement or any other agreement with the Company, (E) the Executive’s commission of a material violation of Company policy which would result in an employment termination if committed by any other employee of the Company or his gross misconduct, (F) the Executive’s material dereliction of the major duties, functions and responsibilities of his executive position (other than a failure resulting from the Executive’s incapacity due to physical or mental illness), (G) a material breach by the Executive of any of the Executive’s fiduciary obligations as an officer of the Company or (H) the Executive’s willful and knowing participation in the preparation or release of false or materially misleading financial statements relating to the Company’s operations and financial condition or his willful and knowing submission of any false or erroneous certification required of him under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of the Company’s Class A common stock are at the time listed for trading. However, prior to any termination of the Executive’s employment for Cause based on any of the reasons specified in clauses (C) through (F) and the delivery of a Notice of Termination in connection therewith, the Company shall give written notice to the Executive of the actions or omissions deemed to constitute the grounds for such a termination for Cause, and the Executive shall have a period of not less than sixty (60) calendar days after the receipt of such notice in which to cure the specified default in his performance and thereby avoid a Notice of Termination under this subsection (b)(i).
          (ii) In the event the Executive is provided with a Notice of Termination under subsection (b)(i), the Notice of Termination shall specify a Termination Date that is no earlier than the third business day following the date of the Notice of Termination, and the Executive will have three (3) business days following the date of such Notice of Termination to submit a written request to the Board for a meeting to review the circumstances of his termination. If the Executive timely submits such a written request to the Board, the Board or a committee of the Board shall set a meeting whereby the Executive, together with his counsel, shall be permitted to present any mitigating circumstances or other information as to why he should not be terminated for Cause and the Executive’s Termination Date shall be delayed until such meeting has occurred. Such meeting will be held, at the Executive’s option, either on a mutually agreeable date prior to the Termination Date specified in the Notice of Termination or on a mutually agreeable date within fifteen (15) calendar days after his timely written notice to the Company requesting such a meeting. Within five (5) business days after such meeting, the Board or committee of the Board, as applicable, shall deliver written notice to the Executive of its final determination and, if the termination decision is upheld, the final actual Termination Date. During the period following the date of the Notice of Termination until the Termination Date or other resolution of the matter, the Company shall have the option to place the Executive on an unpaid leave of absence. The rights under this subsection will not be deemed to prejudice the Executive’s other rights and remedies in any way or give rise to any waiver, estoppel, or other defense or bar. Without limiting the foregoing sentence and for purposes of clarification, the failure by the Executive to request a meeting under this subsection, to participate in a meeting that has been requested, or to present any evidence or argument will not prevent the Executive from making any claim against the Company, from seeking any legal or equitable remedy, or from putting forward any evidence or argument at any judicial or arbitral hearing.
     (c) Termination by the Executive. The Executive may terminate his employment hereunder for “Good Reason” by delivering to the Company (1) a Preliminary Notice of Good Reason (as defined below) no later than one hundred and twenty (120) calendar days following the act or omission which the Executive sets forth in such notice as grounds for a Good Reason termination, and (2) not earlier than fourteen (14) calendar days after the delivery of such Preliminary Notice or (if later) the third business day following the Company’s failure to take appropriate remedial action within the applicable sixty (60)- day cure period provided below to the Company following the receipt of such the Preliminary Notice, a Notice of Termination. For purposes of this Agreement, “Good Reason” means:
          (i) a material reduction in the scope of the Executive’s duties, responsibilities or authority;
          (ii) the repeated assignment to the Executive of duties materially inconsistent with the Executive’s positions, duties, authority or responsibilities, or a materially adverse change in Executive’s reporting requirements as set forth in Section 2(a) hereof or an adverse change to his title set forth in Section 2(a) hereof: provided however, that none of the following shall constitute Good Reason: (A) the occasional assignment of duties that are inconsistent with Section 2(a) hereof, (B) a change in the

Executive’s reporting requirements so that he is required to report to the Executive Chair of the Board or the Company’s Chief Executive Officer, whichever of the two assumes the executive authority exercised by Dr. Sperling as contemplated in Section 2(a) hereof, or (C) any change in the Executive’s title which does not affect his status as one of the five (5) highest ranking officers of the Company;
          (iii) a relocation of the Executive’s principal place of employment other than in Chicago, Illinois; provided, however that travel to other locations as reasonably required to carry out the Executive’s duties and responsibilities hereunder and travel from time to time to the Company’s headquarters as reasonably requested by the Company shall not be a basis for a termination for Good Reason; or
          (iv) a material breach by the Company of any of its obligations under this Agreement.
     In no event will any acts or omissions of the Company which are not the result of bad faith and which are cured within sixty (60) days after receipt of written notice from the Executive identifying in reasonable detail the acts or omissions constituting “Good Reason” (a “Preliminary Notice of Good Reason”) be deemed to constitute grounds for a Good Reason resignation. A Preliminary Notice of Good Reason will not, by itself, constitute a Notice of Termination.
     A ten percent (10%) or less aggregate reduction in the Executive’s base salary and Target Bonus shall not constitute Good Reason if substantially all of the other executive officers of the Company are subject to the same aggregate reduction to their base salary and target bonuses.
     (d) Termination due to the Executive’s Death or Disability. This Agreement will terminate upon the death of the Executive. The Company may terminate the Executive’s employment hereunder if he is unable to perform, with or without reasonable accommodation, the principal duties and responsibilities of his position with the Company for a period of six (6) consecutive months or more by reason of any physical or mental injury or impairment; provided, however, that in the event the Executive is at the time covered under any long-term disability benefit program in effect for the Company’s executive officers or employees, such termination of the Executive’s employment shall not occur prior to the date he first becomes eligible to receive benefits under such program. The termination of the Executive’s employment under such circumstances shall, for purposes of this Agreement, constitute a termination for “Disability.”
     (e) Notice of Termination. Any purported termination for Cause by the Company or for Good Reason by the Executive will be communicated by a written Notice of Termination to the other at least three (3) business days prior to the Termination Date (as defined below). For purposes of this Agreement, a “Notice of Termination” will mean a notice which indicates the specific termination provision in this Agreement relied upon and will, with respect to a termination for Cause or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of the Executive’s employment under the provision so indicated. Any termination by the Company under this Section 7 other than for Cause or by the Executive without Good Reason will be communicated by a written Notice of Termination to the other party fourteen (14) calendar days prior to the Termination Date. However, the Company may elect to pay the Executive in lieu of fourteen (14) calendar days’ written notice. For purposes of this Agreement, no such purported termination of employment pursuant to this Section 7 will be effective without such Notice of Termination.
     (f) Termination Date. “Termination Date” will mean in the case of the Executive’s death, the date of death; in the case of non-renewal of the Agreement pursuant to Section 1, the date the Term of the Agreement expires; and in all other cases, the date specified in the Notice of Termination.

     8. Compensation Upon Termination.
     (a) If the Executive’s employment is terminated by the Company for Cause or by reason of the Executive’s death or Disability, or if the Executive provides a Notice of Non-Renewal or gives a written notice of resignation without Good Reason, the Company’s sole obligations hereunder will be to pay the Executive or his estate the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 6(a) through the Termination Date, provided the Executive has submitted appropriate documentation for such expenses, and (iii) the amount of the Executive’s accrued but unpaid vacation time (together, these amounts will be referred to as the “Accrued Obligations”). In addition to the Accrued Obligations, in the event the Executive’s employment terminates by reason of death or Disability, the Executive or his estate will be paid his Target Bonus, pro-rated for his actual period of service during the fiscal year in which such termination of employment occurs. Furthermore, if the Executive’s employment terminates as a result of his death, then any unvested stock options, restricted stock, restricted stock units, or other equity granted to the Executive that would have otherwise been vested on the date of his death had the vesting schedule for each of those grants been in the form of successive equal monthly installments over the applicable vesting period will immediately vest. The Executive’s entitlement to any other benefits will be determined in accordance with the Company’s employee benefit plans then in effect.
     (b) If the Executive’s employment is terminated by the Company for any reason other than for Cause or by the Executive for Good Reason, or if the Company provides a Notice of Non-Renewal, the Executive will, in addition to the Accrued Obligations, be entitled to the following compensation and benefits from the Company, provided and only if he (i) executes and delivers to the Company a general release (substantially in the form of attached Exhibit B) which becomes effective and enforceable in accordance with applicable law and (ii) complies with the restrictive covenants set forth in Section 10:
          (i) an amount equal to the product of (A) two and (B) the sum of the Executive’s Base Salary and Target Bonus at the time of the Notice of Termination, to be paid in equal increments, in accordance with the Company’s normal payroll practices, over the one-year measured from the Termination Date;
          (ii) one hundred percent vesting of the Initial RSU Award and accelerated vesting of the Initial Option Grant and any Equalization Grant to the extent of the greater of (A) fifty percent of the then unvested portion of each such grant or (B) the portion of each such grant which would have vested had the Executive completed an additional twelve (12) months of employment with the Company prior to the Termination Date; provided, however, that in the event the Initial RSU Award and the Initial Option Grant and any Equalization Grant have not been made at such time, then a cash amount, payable in equal increments contemporaneously with the payments under subparagraph (i) above, equal to (A) five million dollars ($5,000,000) plus (B) an amount (if any) determined by multiplying (1) the amount (if any) by which the closing price per share of the Company’s Class A common stock on the Termination Date (or if such date is not a business day, the immediately preceding business day) exceeds the closing price per share of such Class A common stock on the last trading day prior to the Commencement Date by (2) 500,000.
          (iii) provided the Executive and/or his dependents are eligible and timely elect to continue their healthcare coverage under the Company’s group health plan pursuant to their rights under COBRA, continued coverage under such plan at the Company’s expense until the earliest of (A) the end of the eighteen (18)-month period measured from the Termination Date, (B) the date that the Executive and/or his eligible dependents are no longer eligible for COBRA coverage and (C) the date that the

Executive becomes eligible for such coverage under the health plan of any new employer (the Executive agrees to provide the Company with written notice of such eligibility within ten calendar days); and
          (iv) the Executive’s entitlement to any other benefits will be determined in accordance with the Company’s employee benefit plans then in effect.
     (c) The Executive shall have the right to resign, for any reason or no reason, at any time within the thirty (30) day period beginning six (6) months after the closing of a Change in Control (as defined in Section 11) and to receive, in connection with such resignation, the same severance benefits to which he would be entitled under Section 8(b) above had such resignation been for Good Reason; provided, however, that the Executive’s entitlement to severance benefits under this Section 8(c) shall be conditioned upon (i) his execution and delivery to the Company of a general release (substantially in the form of attached Exhibit B) which becomes effective and enforceable in accordance with applicable law and (ii) his compliance with the restrictive covenants set forth in Section 10 of this Agreement.
     (d) The Executive will not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, and no such payment or benefit will be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment.
     9. Confidentiality.
     (a) The Executive hereby acknowledges that the Company may, from time to time during the Term, disclose to the Executive confidential information pertaining to the Company’s business, strategic plans, technology or financial affairs. All information, data and know-how, whether or not in writing, of a private or confidential nature concerning the Company’s trade secrets, processes, systems, marketing strategies and future marketing plans, student enrollment lists, prospective course offerings, finances and financial reports, employee and faculty member information and other organizational information (collectively, “Proprietary Information”) is and shall remain the sole and exclusive property of the Company and shall not be used or disclosed by the Executive except to the extent necessary to perform his duties and responsibilities under this Agreement. All tangible manifestations of such Proprietary Information (whether written, printed or otherwise reproduced) shall be returned by the Executive upon the termination of his employment hereunder, and the Executive shall not retain any copies or excerpts of the returned items. The foregoing restrictions on the use, disclosure and disposition of the Company’s Proprietary Information shall also apply to the Executive’s use, disclosure and disposition of any confidential information relating to the business or affairs of the Company’s faculty, students and employees.
     (b) The Executive shall on the Commencement Date execute and deliver to the Company the standard form Proprietary Information and Inventions Agreement, as attached as Exhibit C to this Agreement. The Executive shall, throughout the term of this Agreement and thereafter, remain subject to the terms and conditions of such Proprietary Information and Inventions Agreement.
     (c) The Executive shall not, in connection with his duties and responsibilities hereunder, improperly use or disclose any trade secrets or proprietary and confidential information of any former employer or other person or entity.

     10. Restrictive Covenants. At all times during the Executive’s employment with the Company, and for a period of one (1) year after the termination of his employment with the Company (the “Restriction Period”), regardless of the reason or cause for such termination, the Executive shall comply with the following restrictions:
     (a) The Executive shall not directly or indirectly encourage or solicit any employee, faculty member, consultant or independent contractor to leave the employment or service of the Company (or any affiliated company) for any reason or interfere in any other manner with any employment or service relationships at the time existing between the Company (or any affiliated company) and its employees, faculty members, consultants and independent contractors.
     (b) The Executive shall not directly or indirectly solicit any vendor, supplier, licensor, licensee or other business affiliate of the Company (or any affiliated company) or directly or indirectly induce any such person to terminate its existing business relationship with the Company (or affiliated company) or interfere in any other manner with any existing business relationship between the Company (or any affiliated company) and any such vendor, supplier, licensor, licensee or other business affiliate.
     (c) The Executive shall not, on his own or as an employee, agent, promoter, consultant, advisor, independent contractor, general partner, officer, director, investor, lender or guarantor or in any other capacity, directly or indirectly:
          (i) conduct, engage in, be connected with, have any interest in, or assist any person or entity engaged in, any business, whether in the United States, any possession of the United States or any foreign country or territory, that competes with any of the businesses or programs conducted by the Company in the education industry during the period of his employment with the Company (hereafter collectively referred to as the “Businesses”); or
          (ii) permit his name to be used in connection with a business which is competitive or substantially similar to the Businesses.
     Notwithstanding the foregoing: (i) the Executive may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of publicly traded securities of any business that is competitive or substantially similar to the Business and (ii) the Executive’s employment with any investment banking firm, private equity fund, hedge fund or similar investment fund following the termination of his employment with the Company shall not be deemed a breach of his restrictive covenant under this Section 10(c), even though the Executive may be engaged in investment decisions pertaining to the education industry.
     11. Change in Control. For purposes of this Agreement, “Change in Control” shall have the same meaning assigned to such term under the Incentive Plan, and upon the occurrence of such Change in Control, any unvested stock options, restricted stock, restricted stock units, or other equity granted to the Executive and outstanding at that time shall vest on an accelerated basis to the same extent as all other outstanding awards under the Incentive Plan held by individuals who are executive officers of the Company at that time.
     12. Gross-Up Payment. The provisions of this Section 12 shall only be in force and effect for the twenty-four (24)-month period measured from the Commencement Date and shall automatically become null and void upon the expiration of that twenty-four (24)-month period:
     (a) In the event it will be determined that any payment or distribution of any type to or for the benefit of the Executive, by the Company, any of its affiliates, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder--a “Change in Control Event”) or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.
     (b) All determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), whether a Gross-Up Payment is required, the amount of such Gross-Up Payment, and any amounts relevant to the last sentence of the paragraph above, will be made by an independent registered public accounting firm selected by the Company from among the largest four accounting firms in the United States (the “Accounting Firm”). The Accounting Firm selected by the Company will not have an ongoing audit or consulting relationship with the Company at the time it is selected. The Accounting Firm will provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Executive within ten (10) business days after the effective date of the Change in Control or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). Any determination by the Accounting Firm will be binding upon The Company and the Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Company should have made Gross-Up Payments (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”). In either such event, the Accounting Firm will determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment will be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive will, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment. In addition, should the Company decide to contest any assessment by the Internal Revenue Service of a Code Section 4999 excise tax on one or more items comprising the Total Payments, the Executive will comply with all reasonable actions requested by the Company in connection with such proceedings, but shall not be required to incur any out-of-pocket costs in so doing.
     13. Benefit Limitation. The provisions of this Section 13 shall automatically come into force and effect upon the expiration of the twenty-four (24)-month period measured from the Commencement Date:
     (a) In the event it is determined that the Total Payments would otherwise exceed the amount that could be received by the Executive without the imposition of an excise tax under Section 4999 of the Code (the “Safe Harbor Amount”), then the Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance the applicable provisions of Code Section 280G and the regulations thereunder, does not exceed the greater of the following dollar amounts (the “Benefit Limit”):
(A) The Safe Harbor Amount, or

(B) the greatest after-tax amount payable to the Executive after taking into account any excise tax imposed under Code Section 4999 on the Total Payments.
     All determinations under this Section 13 shall be made by the Accounting Firm. However, in determining whether such Benefit Limit is exceeded, the Accounting Firm shall make a reasonable determination of the value to be assigned to the restrictive covenants in effect for the Executive pursuant to Section 10 of the Agreement, and the amount of his potential parachute payment under Code Section 280G shall reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G and the regulations thereunder.
     14. Section 409A. Certain payments contemplated by this Agreement may be “deferred compensation” for purposes of Section 409A of the Code. Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to the Executive under Code Section 409A.
     (a) It is the intent of the parties that the provisions of this Agreement comply with all applicable requirements of Code Section 409A. Accordingly, to the extent any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, then the Company and the Executive shall, within the remedial amendment period provided under the regulations issued under Code Section 409A, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Agreement into compliance with Section 409A: provided such amendments shall not reduce the dollar amount of any such item of deferred compensation or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item. If any federal legislation is enacted during the term of this Agreement which imposes a dollar limit on deferred compensation, then the Executive will cooperate with the Company in restructuring any items of compensation under this Agreement that are deemed to be deferred compensation subject to such limitation; provided such restructuring shall not reduce the dollar amount of any such item or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item.
     (b) Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Executive becomes entitled under Section 4(h) or Section 8 of this Agreement shall be made or paid to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of his death, if the Executive is deemed at the time of such separation from service a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this subsection 14(b) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.
     (c) Should the Executive comply with the provisions of subsections 14(a) and 14(b) above but nevertheless incur the 20% penalty tax imposed under Section 409A with respect to one or more payments or benefits provided to him under this Agreement, then the Executive will be entitled to receive an additional payment (the “409A Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any tax imposed upon the 409A Gross-Up Payment, the Executive retains an amount of the 409A Gross-Up Payment equal to the 20% tax imposed upon the Executive’s deferred compensation.

     15. Legal Fees. Within fourteen (14) calendar days of this Agreement becoming effective, the Company will reimburse the Executive for his legal fees incurred in connection with the Agreement’s preparation and negotiation, up to a maximum dollar amount of $35,000.00.
     16. Indemnification. The Executive shall be covered by any policy of liability insurance which the Company maintains during the Term for its officers and directors (“D&O Insurance”), to the maximum extent of such coverage provided any other executive officer of the Company. The Company agrees to provide the Executive with information about all D&O Insurance maintained during the Term, including proof that such insurance is in place and the terms of coverage, upon the Executive’s reasonable request. In addition to any rights the Executive may have under such D&O Insurance, applicable law, or the articles of incorporation and bylaws of the Company and except as may be prohibited by applicable law, the Company agrees to indemnify, defend, and hold the Executive harmless from and against any and all claims and/or liability arising from, as a result of, or in connection with the Executive’s employment by the Company or any outside appointments and offices held at the Company’s request, except to the extent such claims or liability are attributable to the Executive’s gross negligence or willful misconduct.
     17. Injunctive Relief. The Executive expressly agrees that the covenants set forth in Sections 9 and 10 of this Agreement are reasonable and necessary to protect the Company and its legitimate business interests, and to prevent the unauthorized dissemination of Proprietary Information to competitors of the Company. The Executive also agrees that the Company will be irreparably harmed and that damages alone cannot adequately compensate the Company if there is a violation of Section 9 or 10 of this Agreement by the Executive, and that injunctive relief against the Executive is essential for the protection of the Company. Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys’ fees actually incurred for the securing of such relief.
     18. Survival of Certain Provisions. The provisions of Sections 4(h), 8, 9, 10, 12, 13, 14, 16, 17, 19,21, 22, 25 and 26 will survive any termination of this Agreement.
     19. Withholdings. Any compensation and/or benefits provided to the Executive by the Company shall be subject to the Company’s collection of all applicable payroll deductions and applicable withholding and payroll taxes.
     20. Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the Company, its successors and assigns, and the Company will require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein will include any such successors and assigns to the Company’s business and/or assets. The term “successors and assigns” as used herein will mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal personal representative.
     21. Arbitration. Except as otherwise provided in Section 17, any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or its termination or any other dispute between the parties, whether arising in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which may in the future be enacted or recognized will be settled and determined by a single arbitrator whose award will be accepted as final and binding upon the parties. The arbitration shall be conducted in Chicago, Illinois and in accordance with the American Arbitration Association (“AAA”) Employment Arbitration Rules in effect at the time such arbitration is properly initiated. To the extent that any of the AAA rules or anything in the Agreement conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. The costs of the arbitration, including administrative fees and fees charged by the arbitrator, will be borne by the Company. Each party will bear its or his own travel expenses and attorneys’ fees: provided, however that the arbitrator (i) shall award attorneys’ fees to the Executive with respect to any claim for breach of this Agreement on which he is the prevailing party and may award attorneys’ fees to the Executive as otherwise allowed by law and (ii) shall award attorneys’ fees to the Company with respect to any claim brought under Section 17 on which it is the prevailing party and may award attorneys’ fees to the Company with respect to any other claim on which it is the prevailing party and it is determined by the arbitrator that such claim by the Executive was frivolous in that it presented no colorable arguments for recovery; but the maximum amount of attorneys’ fees that may be awarded to the Company other than with respect to any claim brought under Section 17 shall not exceed one hundred thousand dollars ($100,000). The arbitration shall be instead of any civil litigation; and the Executive hereby waives any right to a jury trial. The arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. In any situation in which emergency injunctive relief may be necessary, either party may seek such relief from a court until such time as the arbitrator is able to address the matter covered by this Section 21. Both parties agree that the state and federal courts located in Chicago, Illinois, will be the sole venue for any such action involving emergency injunctive relief, and the parties submit to personal jurisdiction in these courts for this purpose. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
     22. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) will be in writing and will be deemed to have been given when personally delivered or on the third business day following mailing if sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service is used, addressed as follows:
To the Executive:
Gregory Cappelli
1046 Jackson Ave.
River Forest, Illinois 60305
With a copy to:
Russell Shapiro
Peter Donati
Levenfeld Pearlstein, LLC
2 N. LaSalle, Suite 1300
Chicago, Illinois 60602
To the Company:
Apollo Group, Inc
4615 East Elwood Street
Phoenix, AZ 85040
Attention: General Counsel
With a copy to:

John Hartigan
Morgan Lewis & Bockius LLP
300 South Grand Avenue
Los Angeles, CA 90071
     23. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.
     24. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original and all of which will constitute but one and the same instrument. An electronic facsimile of a signature, when delivered by the signing party to the non-signing party, will have the same force and effect as an original.
     25. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Arizona without giving effect to the conflict of law principles thereof.
     26. Severability. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction (or determined by the arbitrator) to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.
     27. Entire Agreement. This Agreement, together with the Proprietary Information and Inventions Agreement referred to in Section 9 and the documentation for the equity grants referred to in Section 4, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.
          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

Exhibit A
Calculation of Equalization Grant
If the exercise price per share of the Initial Stock Option Grant described in Section 4(a) is greater than the closing price per share of the Class A common stock on the last trading day prior to the Commencement Date, then as described in Section 4(b) the Executive will be granted additional options for Class A shares with an exercise price equal to the closing price on the grant date and with an aggregate Black-Scholes value calculated as of that grant date equal to the amount determined pursuant to the following formula:
     X = (A+ (B-C)) -D, where
     X is the Black-Scholes value of the additional option (if any) to be granted to the Executive.
     A is what the Black Scholes value of the Executive’s 1,000,000-share option would have been had that option been granted on the last trading day prior to the Commencement Date with an exercise price per share equal to the closing selling price per share of the Class A common stock on that date.
     B is the aggregate exercise price in effect for the actual 1,000,000-share grant actually made to the Executive.
     C is the aggregate exercise price that would have been in effect had the Executive received the 1,000,000 share option grant on the last trading day prior to the Commencement Date with an exercise price per share equal to the closing selling price of the Class A common stock on that date.
     D is the Black-Scholes value of the actual 1,000,000-share grant made to the Executive, as measured as of the actual grant date.
The actual number of shares purchasable under the additional option will be determined by dividing the amount obtained from the foregoing formula by the Black-Scholes value per option share, as calculated as of the actual grant date. The additional option (if any) will also vest and become exercisable in a series of 4 successive equal annual installments upon the Executive’s completion of each year of employment with the Company over the 4-year period measured from the Commencement Date. Accordingly, the initial installment of this additional option may vest over a shorter period than the one- year anniversary of its actual grant date.

EXHIBIT B
FORM OF GENERAL RELEASE

GENERAL RELEASE
          This AGREEMENT is made as of                     , 200_, by and between Gregory Cappelli (“Executive”), and Apollo Group, Inc. (the “Company”).
          In consideration for the severance benefits offered by the Company to Executive pursuant to Section 8 of his Employment Agreement with the Company dated                     , 2007 (the “Employment Agreement”), Executive agree as follows:
     1. Termination of Employment. Executive acknowledges that his employment with the Company is terminated effective                      (the “Termination Date”), and he agrees that he will not apply for or seek re-employment with the Company, its parent companies, subsidiaries and affiliates after that date. Executive agrees that he has received and reviewed his final paycheck and he has received all wages and accrued but unpaid vacation pay earned by him through the Termination Date.
     2. Waiver and Release.
          (a) Except as set forth in Section 2(b), which identifies claims expressly excluded from this release, Executive hereby releases the Company, all affiliated companies, and their respective officers, directors, agents, employees, stockholders, successors and assigns from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to Executive’s employment with the Company and the termination of that employment, including (without limitation): claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disability Act, the Employee Retirement Income Security Act, as amended, the Equal Pay Act of 1963, as amended, and any similar law of any state or governmental entity, any contract claims, tort claims and wage or benefit claims, including (without limitation) claims for salary, bonuses, commissions, equity awards (including stock grants, stock options and restricted stock units), vesting acceleration, vacation pay, fringe benefits, severance pay or any other form of compensation.
     (a) The only claims that Executive is not waiving and releasing under this Agreement are claims he may have for (1) unemployment, state disability, worker’s compensation, and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (2) continuation of existing participation in Company-sponsored group health benefit plans under the federal law known as “COBRA” and/or under an applicable state law counterpart(s); (3) any benefits entitlements that are vested and unpaid as of his termination date pursuant to the terms of a Company-sponsored benefit plan; (4) any benefits to which he is entitled pursuant to Section 8 of the Employment Agreement or his rights to indemnification pursuant to Section 16 of the Employment Agreement, (5) violation of any federal state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and (6) any wrongful act or omission occurring after the date he executes this Agreement. In addition, nothing in this Agreement prevents or prohibits Executive from filing a claim with the Equal Employment Opportunity Commission (EEOC) or any other government agency that is responsible for enforcing a law on behalf of the government and deems such claims not waivable. However, because Executive is hereby waiving and releasing all claims “for monetary damages and any other form of personal relief” (per Section 3(a) above), he may only seek and receive non-personal forms of relief from the EEOC and similar government agencies.
          (b) Executive represents that he has not filed any complaints, charges, claims, grievances, or lawsuits against the Company and/or any related persons with any local, state or federal agency or court, or with any other forum.
          (c) Executive acknowledges that he may discover facts different from or in addition to those he now knows or believes to be true with respect to the claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are the subject of this Agreement, and he expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that this Agreement shall be and remain in effect in all respects regardless of such additional or different facts. Executive expressly acknowledges that this Agreement is intended to include, and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor against the Company and/or any related persons at the moment of execution thereof, and that this Agreement expressly contemplates extinguishing all such claims.
          (d) Executive understands and agrees that the Company has no obligation to provide him with any severance benefits under the Employment Agreement unless he executes this Agreement. Executive also understands that he has received or will receive, regardless of the execution of this Agreement, all wages owed to him, together with any accrued but unpaid vacation pay, less applicable withholdings and deductions, earned through the Termination Date.
          (e) This Agreement is binding on Executive, his heirs, legal representatives and assigns.
     1. Entire Agreement. This Agreement and the Employment Agreement constitute the entire understanding and agreement between Executive and the Company in connection with the matters described, and replaces and cancels all previous agreements and commitments, whether spoken or written, with respect to such matters. Nothing in this Agreement supersedes or replaces any of Executive’s obligations under his Employment Agreement that survive termination, including, but not limited to (i) his (and the Company’s) agreement to arbitrate disputes, (ii) his restrictive covenants under Section 10 of the Employment Agreement and (iii) his obligations under Section 9 of the Employment Agreement, his existing Proprietary Information Inventions Agreement with the Company and any other obligations not to use or disclose Company confidential and/or proprietary information.
     2. Modification in Writing. No oral agreement, statement, promise, commitment or representation shall alter or terminate the provisions of this Agreement. This Agreement cannot be changed or modified except by written agreement signed by Executive and authorized representatives of the Company.
     3. Governing Law: Jurisdiction. This Agreement shall be governed by and enforced in accordance with the laws of the State of Arizona.
     4. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     5. No Admission of Liability. This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by the Company or anyone acting under their supervision or on their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.
     6. Acknowledgements. Executive is advised to consult with an attorney of his choice prior to executing this Agreement. By signing below, Executive acknowledges and certifies that he:
          (a) has read and understands all of the terms of this Agreement and is not relying on any representations or statements, written or oral, not set forth in this Agreement;
          (b) has been provided a consideration period of twenty-one calendar days within which to decide whether he will execute this Agreement and that no one hurried him into executing this Agreement;
          (c) is signing this Agreement knowingly and voluntarily; and
          (d) has the right to revoke this Agreement within seven (7) days after signing it, by providing written notice of revocation via certified mail to the Company to the address specified in the Employment Agreement. Executive’s written notice of revocation must be postmarked on or before the end of the eighth (8th) calendar day after he has timely signed this Agreement. This deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service.
     Because of the revocation period, the Company’s obligations under this Agreement shall not become effective or enforceable until the eighth (8th) calendar day after the date Executive signs this Agreement provided he has delivered it to the Company without modification and not revoked it (the “Effective Date”).
I HAVE READ, UNDERSTAND AND VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS
GREGORY CAPPELLI

Date: , 20
Signature

EXHIBIT C
FORM OF PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

PROPRIETARY INFORMATION AND INVENTIONS
AGREEMENT
This Proprietary Information and Inventions Agreement (“PIIA”) confirms certain terms of my employment with The Apollo Group (the “Company”), is a condition of my employment, and is a material part of the consideration for my employment by the Company. The headings contained in this PIIA are for convenience only, have no legal significance, and are not intended to change or limit this PIIA in any matter whatsoever.
     A. Definitions
          1. The “Company”
          As used in this PIIA, the “Company” refers to The Apollo Group, each of its subsidiaries, affiliated and parent companies, and successors and assigns. I recognize and agree that my obligations under this PIIA and all terms of this PIIA apply to me regardless of whether I am employed by or provide services to The Apollo Group, any subsidiary, affiliate or parent companies of The Apollo Group.
          2. “Proprietary Information”
          I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this PIIA, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business. “Proprietary Information” includes information concerning the organization, business and finances of the Company or of any third party which the Company is under an obligation to keep confidential that is maintained by the Company as confidential, including (without limitation):
          a. the Company’s Lead List which is comprised of prospective students who meet the admission requirements of the Company;
          b. data and information on current and prospective corporate accounts, including, but not limited to, the identity of the corporate accounts, the decision makers or decision influencers, the buying criteria of the accounts and programs for those accounts;
          c. the management process, training materials, scripts, programs and preferred responses to features and benefits provided to employees;
          d. the certification training materials and processes for the certification of the Company’s Student Advisors (known as the ACU online learning system program), including, but not limited to, the tests taken, materials provided and course work;
          e. the information and data contained in the Company’s enrollment data system, all monthly enrollment reports;

          f. salary, terms of employment, tenure and performance review information on the faculty members and other employees of the Company, all business models and financial information, data and materials of the Company not otherwise available to the general public through the Company’s Annual Report or otherwise;
          g. all market research or works for hire materials, including, but not limited to, industry data, demographics, company profiles and/or specific consumer behavior information, all monthly financial, statistical and operational information and reports including but not limited to the “Yellow Book”, and all other information concerning enrollment by campus, profit and loss per campus and the terms of any lease;
          h. all monthly financial statements, including, but not limited to, the “Board Book”;
          i. all internally developed source code, including, but not limited to, modifications to existing source codes for student information systems (such as Galaxy, Campus Tracking, OSIRIS and eCampus), academic systems (such as rEsource and OnLine Learning System (OLS), proprietary modifications to packaged applications (such as PeopleSoft, Oracle Financials and ADP HRizon) and all future internally developed source code.
          I understand and agree that my employment creates a relationship of confidence and trust between the Company and me with respect to Proprietary Information.
          3. “Company Documents and Materials”
          I understand that the Company possesses or will possess “Company Documents and Materials” which are important to its business. For purposes of this PIIA, “Company Documents and Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents, media or items have been prepared by me or by others.
          “Company Documents and Materials” include (without limitation) blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes, computer hard drives, floppy disks, CD ROMS, or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models and any information recorded in any other form whatsoever. “Company Documents and Materials” also include copies of any of the foregoing.
     B. Assignment of Rights
          All Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company. I hereby assign to the Company any and all rights, title and interest I may have or acquire in such Proprietary Information.

          At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.
     C. Maintenance and Return of Companv Documents and Materials
          I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this PIIA. All Company Documents and Materials are and shall be the sole property of the Company.
          I agree that during my employment by the Company, I will not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this PIIA.
     D. Disclosure of Inventions to the Company
          I will promptly disclose in writing to the Chair of the Company’s Board of Directors or to such other person designated by the Board all “Inventions,” which includes (without limitation) all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment.
          I will also disclose to the Chair of the Company’s Board of Directors or to such other person designated by the Board all Inventions made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company. Such disclosures shall be received by the Company in confidence (to the extent such Inventions are not assigned to the Company pursuant to Section (E) below) and do not extend the assignment made in Section (E) below.
          Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate me to assign to the Company any of my rights in an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company.
     E. Right to New Ideas
          1. Assignment of Inventions to the Company
          I agree that all Inventions that I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by applicable law. However, any inventions that I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall not be the sole property of the Company so long as such inventions have been developed entirely on my own time without using any of the Company’s equipment, supplies, facilities or Proprietary Information, unless such inventions constitute Inventions for purposes of this Agreement because:
          a. they relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or
          b. they result from any work I performed for the Company.
          2. Works Made for Hire
          The Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions. I further acknowledge and agree that such Inventions, including (without limitation) any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. I hereby assign to the Company any and all rights, title and interest I may have or acquire in such Inventions. If in the course of my employment with the Company, I incorporate into a Company product, service or process a prior Invention owned by me or in which I have interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product, service or process.
          3. Cooperation
          I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this PIIA and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements thereto in any and all countries. Such acts may include (without limitation) execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Subsection 3, including (without limitation) the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by me.
          4. Assignment or Waiver of Moral Rights
          Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.
          5. List of Inventions
          I have attached hereto as Appendix A a complete list of all inventions or improvements to which I claim ownership and that I desire to remove from the operation of this PIIA (except for the license granted in Section (E)(2) above), and I acknowledge and agree that such list is complete. If no such list is attached to this PIIA, I represent that I have no such inventions or improvements at the time of signing this PIIA.
     F. Company Authorization for Publication
          Prior to my submitting or disclosing for possible publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company’s business or anticipated research, I agree to deliver a copy of such material to an officer of the Company for his or her review. Within twenty (20) days following such submission, the Company agrees to notify me in writing whether the Company believes such material contains any Proprietary Information or Inventions, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions. I further agree to obtain the written consent of the Company prior to any review of such material by persons outside the Company.
     G. Restrictive Covenants
          At all times during my employment with the Company, and for a period of one (1) year thereafter, I shall not directly or indirectly encourage or solicit any employee, faculty member, consultant or independent contractor to leave the employment or service of the Company for any reason or interfere in any other manner with such relationships at the time existing between the Company and its employees, faculty members, consultants and independent contractors.
          At all times during my employment with the Company, and for a period of one (1) year thereafter, I shall also be bound by and comply with the restrictive covenants set forth in

Section 10 of my March 31, 2007 Employment Agreement with the Company (the “Employment Agreement”).
     H. Former Employer’s and Others’ Information
          I represent that my performance of all the terms of this PIIA does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired or developed by me in confidence or in trust prior to my employment by the Company.
          I agree that I will not disclose to the Company, or use in the performance of my duties and responsibilities as an employee of the Company, any trade secrets or confidential or proprietary information or material belonging to any previous employers or other person or entity.
     I. Reformation and Severability
          I agree that if any provision, or portion of a provision, of this Agreement is deemed unenforceable by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable. Should any provision, or portion of a provision, of this Agreement be deemed unenforceable for any other reason, such unenforceability will not affect any other provision, or portion of a provision, of this Agreement and this Agreement shall be construed as if such unenforceable provision, or portion of provision, had never been contained herein.
     J. Authorization for Post-Termination Notification of Obligations Under PIIA
          I hereby authorize the Company to notify any person or entity with whom I become employed, or to whom I provide services, following the termination of my employment with the Company of my ongoing obligations under this PIIA.
     K. Entire Agreement
          This PIIA and the Employment Agreement set forth the entire agreement and understanding between the Company and me relating to the subject matters covered therein, and this PIIA and the Employee Agreement merge, cancel, supersede and replace all prior discussions between us, including (without limitation) any and all statements, representations, negotiations, promises or agreements relating to the subject matters covered by this PIIA and the Employment Agreement that may have been made by any officer, employee or representative of the Company.

I HAVE READ THIS PIIA CAREFULLY, AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION.
I SIGN THIS PIIA FREELY AND VOLUNTARILY, WITHOUT COERCION OR DURESS.

Date: April 11, 2007	Employee Signature

APPENDIX A
1.	The following is a complete list of all Inventions or improvements relevant to the subject matter of my employment by the Company that have been made or discovered or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement (“PIIA”), except for the license granted in-section (E)(2) of the PIIA:
☑	No inventions or improvements.

☐	See below:

☐	See (#) additional sheets attached.
2.	I propose to bring to my employment the following materials and documents of a former other person/entity:
☑	No materials or documents

☐	See below:

☐	See (#) additional sheet(s) attached:

Date: April 11, 2007

SCHEDULE I
LIST OF EXISTING BOARD MEMBERSHIPS
Everybody Wins! (charity)
Dominican University School of Business

EXHIBIT C
FORM OF PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

SCHEDULE I
LIST OF EXISTING BOARD MEMBERSHIPS
Everybody Wins! (charity)
Dominican University School of Business